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                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated this 1st day of September, 1998, is by and among SCT HOLDINGS CORPORATION, a Delaware corporation ("Assignor"), and SYSTEMS & COMPUTER TECHNOLOGY INTERNATIONAL B.V., a private company with limited liability formed under the laws of the Netherlands ("Assignee").

                                  Background

         WHEREAS, Assignor has entered into that certain Stock Purchase Agreement dated September 1, 1998, (as the same may be further amended or supplemented and in effect from time to time, the "Agreement"), pursuant to which Assignor has the right to purchase all of the outstanding shares of Fygir Logistic Information Systems B.V. (collectively, the "Shares"); and

         WHEREAS, Assignor desires to assign and delegate to Assignee, and Assignee desires to accept and assume, all of Assignor's rights to and obligations under the Agreement upon the terms, and subject to the conditions, set forth herein.

         NOW, THEREFORE, in consideration of the premises and the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Defined Terms.

                  All defined terms used herein that are not herein defined, shall have the meaning ascribed to them in the Agreement.

         2.       Assignment and Delegation.

                  Assignor hereby absolutely and irrevocably grants, transfers, conveys and assigns to Assignee all of its right, title and interest to and under the Agreement, including, without limitation, its right to purchase the Shares.

         3.       Acceptance and Assumption.

                  Assignee hereby accepts all of Assignor's rights, title and interest in, to and under the Agreement, and Assignee hereby assumes responsibility for all of Assignor's obligations, agreements, responsibilities and undertakings of whatever nature arising under or related to the Agreement.


                                                                     Execution

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         4.       Further Assurances.

                  The parties hereto shall, following the date hereof, take all actions, and execute and deliver all documents reasonably necessary or appropriate to effectuate the assignment and assumption contemplated hereby.

         5.       Governing Law.

                  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law rules in that jurisdiction.


         6.       Entire Agreement; Amendments.

                  This Agreement constitutes the final, entire agreement among the parties hereto and supersedes all prior and contemporaneous commitments, agreements, representations and understanding, whether written or oral, relating to the subject matter hereof. The provisions of this Agreement may be amended or waived only by a written instrument signed by the parties hereto.

         7.       Due Authorization.

                  Each of the parties hereby represents and warrants that the person executing this Agreement on its behalf is duly authorized to execute this Agreement and that this Agreement constitutes a valid and binding obligation enforceable according to its terms.


         IN WITNESS WHEREOF, the parties have set their hands and seals to this Agreement as of the date first written above.

SCT HOLDINGS CORPORATION                         SYSTEMS & COMPUTER TECHNOLOGY
as Assignor                                      INTERNATIONAL B.V.
                                                 as Assignee

By:  /s/ Michael J. Emmi                         By: /s/ Michael J. Emmi
   ------------------------------------------       ----------------------------
     Name: Michael J. Emmi                           Name: Michael J. Emmi
     Title: Chief Executive Officer                  Title: Managing Director

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                                                                     Execution